Exhibit 99.1

BioXcel Therapeutics Reports Third Quarter 2025 Financial Results and Provides Update on Late-Stage Clinical Programs for Agitation in Bipolar, Schizophrenia, and Alzheimer’s Disease

sNDA submission expected in early Q1 2026 for expanded usage of IGALMI® in home setting based on positive data from the SERENITY-At Home trial

NEW HAVEN, Conn., Nov. 12, 2025 — BioXcel Therapeutics, Inc. (Nasdaq: BTAI), a biopharmaceutical company utilizing artificial intelligence to develop transformative medicines in neuroscience, today reported financial results for the third quarter of 2025 and provided an update on its late-stage agitation clinical development programs. As part of this update, the Company said it plans to submit early in the first quarter of 2026 a supplemental New Drug Application (sNDA) seeking FDA approval for the at-home use of IGALMI® for the acute treatment of agitation associated with bipolar disorders or schizophrenia. In addition, the company has taken additional steps toward the initiation of the TRANQUILITY In-Care Phase 3 Trial evaluating BXCL501 in agitation associated with Alzheimer’s dementia .

“We are focused on the next phase of our journey, preparing for an sNDA submission and advancing pre-launch and commercial readiness initiatives,” said Vimal Mehta, Ph.D., the Company’s CEO. “BXCL501 has the potential to redefine the treatment of agitation, addressing an at-home market opportunity of 57 to 77 million annual episodes in the U.S. alone. This momentum lays the foundation for meaningful, long-term growth and value creation as we work to make BXCL501 accessible to patients at home, where they need it most.”

BioXcel Therapeutics continues to maintain a disciplined approach to manage its cash runway in support of the planned sNDA submission and achieving key corporate milestones.

BXCL501 Late-Stage Clinical Programs

SERENITY Program

•	SERENITY At-Home Phase 3 Safety Trial: Double-blind, placebo-controlled study to evaluate the safety of a 120 mcg dose of BXCL501 in patients for acute treatment of agitation associated with bipolar disorders or schizophrenia in the at-home setting.

•	A total of 246 patients were randomized, and data was collected on 2,628 agitation episodes in 215 patients.

•	No discontinuations due to tolerability in the BXCL501 arm.

•	Adverse event profile consistent with approved IGALMI® label and multiple clinical trials in the institutional setting.

•	No drug-related serious adverse events (SAEs), syncopes or falls reported.

•	No new or unexpected treatment emergent adverse events (TEAEs).

•	No severe TEAEs associated with BXCL501 treatment and most TEAEs were mild.

•	No trend of more frequent AEs over time or with repeat dosing.

•	Tolerability remained consistent throughout the repeat dosing in the trial.

•	BXCL501 demonstrated a mean reduction in mCGI-S score from baseline compared to placebo at 2 hours, and demonstrated continued effects and consistent benefit with repeat dosing.

•	SERENITY At-Home Supporting Correlation Study: High correlation between validated clinician assessments and the mCGI-S scale used in SERENITY At-Home Phase 3 Trial provides strong support for mCGI-S as a measurement of exploratory efficacy outcomes.

TRANQUILITY Program

•	TRANQUILITY In-Care Phase 3 Trial: designed as a double-blind, placebo-controlled study to evaluate the efficacy and safety of a 60 mcg dose of BXCL501 for acute treatment of agitation associated with Alzheimer’s dementia in the care setting.

•	The program remains part of the Company’s broader development strategy.

•	FDA has provided feedback on the clinical protocol.

•	The Company is evaluating proposals from CROs to prepare for trial initiation.

Conferences and Publications

•	Data from the SERENITY At-Home Phase 3 trial were presented on November 7 at the 2025 Neuroscience Education Institute Fall Congress by Dr. Leslie Citrome.

•	Research published in the journal Frontiers in Pharmacology showed that BXCL501 caused a significant reduction in behaviors induced by stress in translatable behavioral models related to psychiatric disorders, providing further support for the drug’s mechanism of action and potential suitability for broadly addressing stress-related disorders in addition to agitation.

Corporate Updates

At-Home Agitation Market Insights

•	The Company believes the total addressable market is significantly higher (57-77M agitation episodes annually) than previously anticipated (23M agitation episodes annually).

•	The previous estimate of 23M annual episodes was based on historic claims data, reflecting approximately 1.2 episode per patient per month. The claims data likely underestimate the actual episode frequency due to the lack of approved treatment options. The Company believes the total addressable market is significantly higher than previously reported.

IGALMI® Market Presence

•	The Company is continuing to supply IGALMI® to patients and providers, and build brand awareness, with minimal commercial resources.

Third Quarter 2025 Financial Results

Net revenue from IGALMI® was $98 thousand for the third quarter of 2025, compared to $214 thousand for the same period in 2024.

Cost of Goods Sold for the third quarter of 2025 was $11 thousand, compared to $1.17 million for the same period in 2024. Cost of goods sold is related to the costs to produce, package, and deliver IGALMI® to customers, as well as costs related to excess or obsolete inventory. There were no charges for reserves for excess or obsolete inventory in the three months ended September 30, 2025, compared to charges of $1.15 million for excess and obsolete inventory for the three months ended September 30, 2024.

Research and Development (R&D) expenses were $8.7 million for the third quarter of 2025, compared to $5.1 million for the same period in 2024. The increase in expenses was primarily attributable to an increase in clinical trial activity associated with the SERENITY at-home Phase 3 studies and offset by a decrease in personnel related to the company’s reprioritization.

Selling, General and Administrative (SG&A) expenses were $5.4 million for the third quarter of 2025, compared to $7.7 million for the same period in 2024. The decreased expenses were attributable to a decrease in personnel and related costs, lower professional fees, and lower commercial and marketing costs resulting from reprioritization actions taken in 2024.

Net Loss: BioXcel Therapeutics reported an operating loss of $14.2 million and a net loss of $30.9 million for the third quarter of 2025**, compared to an operating loss of $15.3 million and net loss of $13.7 million for the same period in 2024**. The Company used $18.8 million in operating cash during the third quarter of 2025.

Cash and cash equivalents and restricted cash totaled $37.3 million as of September 30, 2025.  The Company raised an additional $4.9 million subsequent to quarter-end pursuant to sales under the Company’s at-the-market (ATM) program.

**In the third quarter of 2025, the loss from operations of $14.2 million was increased by unrealized losses of $12.5 million related to derivative liabilities and in the third quarter of 2024, the loss from operations of $15.3 million was offset by unrealized gains of $4.8 million related to derivative liabilities.

About BXCL501

Outside of its approved indication by the U.S. Food and Drug Administration as IGALMI® (dexmedetomidine) sublingual film, BXCL501 is an investigational proprietary, orally dissolving film formulation of dexmedetomidine, a selective alpha-2 adrenergic receptor agonist. BXCL501 is under investigation by BioXcel Therapeutics for the acute treatment of agitation associated with Alzheimer’s dementia and for the acute treatment of agitation associated with bipolar I or II disorder or schizophrenia in the at-home setting. The safety and efficacy of BXCL501 for these investigational uses have not been established. BXCL501 has been granted Breakthrough Therapy designation by the FDA for the acute treatment of agitation associated with dementia and Fast Track designation for the acute treatment of agitation associated with schizophrenia, bipolar disorders, and dementia.

About the SERENITY At-Home Phase 3 Trial

The SERENITY At-Home Phase 3 trial is a double-blind, placebo-controlled study designed to evaluate the safety of a 120 mcg dose of BXCL501 for the acute treatment of agitation associated with bipolar disorders or schizophrenia in the at-home setting. The trial is designed to evaluate 200 patients with a history of agitation episodes residing at home either alone or with caregivers/informants. Patients are self-administering 120 mcg of BXCL501 or placebo when agitation episodes occur over the 12-week trial period, with safety data (adverse events) collected during the trial. In addition, patients or caregivers/informants will complete a modified global impression of severity (mCGIs) and a clinical global impression of change (mCGI-C) two hours after dosing as an exploratory endpoint to evaluate use in the outpatient setting.

About the TRANQUILITY In-Care Phase 3 Trial

The TRANQUILITY In-Care trial is designed as a double-blind, placebo-controlled study to evaluate the efficacy and safety of a 60 mcg dose of BXCL501 over a 12-week period for agitation associated with Alzheimer’s dementia in the care setting. The trial is expected to enroll approximately 150 patients 55 years and older who have mild, moderate, or severe dementia with mini-mental state examination scores of 0 to 25 and who reside in skilled nursing facilities, memory care units, or assisted living facilities. Patients will self-administer 60 mcg of BXCL501 or placebo when episodic agitation episodes occur over the trial period. The primary endpoint is expected to be a change from baseline in the Positive and Negative Syndrome Scale-Excitatory Component (PEC) total score at two hours post-first dose. Additional PEC and Clinical Global Impressions – Improvement Scale measurements will also be obtained during the trial.

About IGALMI® (dexmedetomidine) sublingual film

INDICATION

IGALMI® (dexmedetomidine) sublingual film is a prescription medicine, administered under the supervision of a health care provider, that is placed under the tongue or behind the lower lip and is used for the acute treatment of agitation associated with schizophrenia and bipolar disorder I or II in adults. The safety and effectiveness of IGALMI has not been studied beyond 24 hours from the first dose. It is not known if IGALMI is safe and effective in children.

IMPORTANT SAFETY INFORMATION

IGALMI can cause serious side effects, including:

•	Decreased blood pressure, low blood pressure upon standing, and slower than normal heart rate, which may be more likely in patients with low blood volume, diabetes, chronic high blood pressure, and older patients. IGALMI is taken under the supervision of a healthcare provider who will monitor vital signs (like blood pressure and heart rate) and alertness after IGALMI is administered to help prevent falling or fainting. Patients should be adequately hydrated and sit or lie down after taking IGALMI and instructed to tell their healthcare provider if they feel dizzy, lightheaded, or faint.

•	Heart rhythm changes (QT interval prolongation). IGALMI should not be given to patients with an abnormal heart rhythm, a history of an irregular heartbeat, slow heart rate, low potassium, low magnesium, or taking other drugs that could affect heart rhythm. Taking IGALMI with a history of abnormal heart rhythm can increase the risk of torsades de pointes and sudden death. Patients should be instructed to tell their healthcare provider immediately if they feel faint or have heart palpitations.

•	Sleepiness/drowsiness. Patients should not perform activities requiring mental alertness, such as driving or operating hazardous machinery, for at least 8 hours after taking IGALMI.

•	Withdrawal reactions, tolerance, and decreased response/efficacy. IGALMI was not studied for longer than 24 hours after the first dose. Physical dependence, withdrawal symptoms (e.g., nausea, vomiting, agitation), and decreased response to IGALMI may occur if IGALMI is used longer than 24 hours.

The most common side effects of IGALMI in clinical studies were sleepiness or drowsiness, a prickling or tingling sensation or numbness of the mouth, dizziness, dry mouth, low blood pressure, and low blood pressure upon standing.

These are not all the possible side effects of IGALMI. Patients should speak with their healthcare provider for medical advice about side effects.

Patients should tell their healthcare provider about their medical history, including if they suffer from any known heart problems, low potassium, low magnesium, low blood pressure, low heart rate, diabetes, high blood pressure, history of fainting, or liver impairment. They should also tell their healthcare provider if they are pregnant or breastfeeding or take any medicines, including prescription and over-the-counter medicines, vitamins, and herbal supplements. Patients should especially tell their healthcare provider if they take any drugs that lower blood pressure, change heart rate, or take anesthetics, sedatives, hypnotics, and opioids.

Everyone is encouraged to report negative side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088. You can also contact BioXcel Therapeutics, Inc. at 1-833-201- 1088 or medinfo@bioxceltherapeutics.com.

Please see full prescribing information at Igalmi.com.

About BioXcel Therapeutics, Inc.

BioXcel Therapeutics, Inc. (Nasdaq: BTAI) is a biopharmaceutical company built on artificial intelligence to develop transformative medicines in neuroscience. Its wholly owned subsidiary, OnkosXcel Therapeutics, is focused on the development of medicines in immuno-oncology. The Company’s drug re-innovation approach leverages existing approved drugs and/or clinically validated product candidates together with big data and proprietary machine learning algorithms to identify new therapeutic indications. For more information, please visit  bioxceltherapeutics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements related to: the Company’s planned advancement of its SERENITY and TRANQUILITY programs; redefining how agitation is managed; bringing IGALMI® directly to patients in the at-home setting; transforming neuroscience through the strategic use of AI-driven drug discovery and human insight; reimagining existing medicines and accelerating the development of innovative therapies; transforming the standard of care in neuropsychiatry and improve lives around the world. When used herein, words including “anticipate,” “believe,” “can,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon the Company’s current expectations and various assumptions. The Company believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. The Company may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation: its limited operating history; its incurrence of significant losses; its need for substantial additional funding and ability to raise capital when needed; the impact of the reprioritization; its significant indebtedness, ability to comply with covenant obligations and potential payment obligations related to such indebtedness and other contractual obligations; the Company has identified conditions and events that raise substantial doubt about its ability to continue as a going concern; its limited experience in drug discovery and drug development; risks related to the TRANQUILITY program; its dependence on the success and commercialization of IGALMI®, BXCL501, BXCL502, BXCL701 and BXCL702 and other product candidates; the number of episodes of agitation and the size of the Company’s total addressable market may be overestimated, and approval that the Company may obtain may be based on a narrower definition of the patient population; its lack of experience in marketing and selling drug products; the risk that IGALMI® or the Company’s product candidates may not be accepted by physicians or the medical community in general; the Company still faces extensive and ongoing regulatory requirements and obligations for IGALMI®; the failure of preliminary data from its clinical studies to predict final study results; failure of its early clinical studies or preclinical studies to predict future clinical studies; its ability to receive regulatory approval for its product candidates; its ability to enroll patients in its clinical trials; undesirable side effects caused by the Company’s product candidates; its novel approach to the discovery and development of product candidates based on EvolverAI; the significant influence of and dependence on BioXcel LLC; its exposure to patent infringement lawsuits; its reliance on third parties; its ability to comply with the extensive regulations applicable to it; impacts from data breaches or cyber-attacks, if any; risks associated with the increased scrutiny relating to environmental, social and governance (ESG) matters; risks associated with federal, state or foreign health care “fraud and abuse” laws; and its ability to commercialize its product candidates, as well as the important factors discussed under the caption “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at and the Investors section of the Company’s website at . These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Contact Information

Corporate/Investors

Russo Partners

Nic Johnson

nic.johnson@russopartnersllc.com

1.303.482.6405

Media

Russo Partners

David Schull
david.schull@russopartnersllc.com
1.858.717.2310

Source: BioXcel Therapeutics, Inc.

IGALMI® is a registered trademark of BioXcel Therapeutics, Inc.

BioXcel Therapeutics, Inc.

Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenues
Product revenues	$98	$214	$386	$1,900

Operating expenses
Cost of goods sold	11	1,170	132	1,311
Research and development	8,740	5,101	23,550	24,534
Selling, general and administrative	5,381	7,683	16,689	30,398
Restructuring costs	194	1,553	194	2,409
Total operating expenses	14,326	15,507	40,565	58,652
Loss from operations	(14,228)	(15,293)	(40,179)	(56,752)
Other (income) expense
Interest expense, net	4,373	3,790	12,588	11,097
Interest income	(236)	(616)	(745)	(2,234)
Other (income) expense, net	12,546	(4,817)	5,330	(16,875)
Net loss and comprehensive loss	$(30,911)	$(13,650)	$(57,352)	$(48,740)

Net loss per share - basic and diluted	$(2.18)	$(5.15)	$(6.38)	$(20.60)
Weighted average shares outstanding - basic and diluted	14,196	2,649	8,992	2,366

Condensed Balance Sheets
(Unaudited, in thousands)

	September 30,	December 31,
	2025	2024
Cash and cash equivalents and restricted cash	$37,320	$29,854
Total assets	$44,792	$38,338
Total liabilities	$133,711	$131,439
Total stockholders' equity (deficit)	$(88,919)	$(93,101)